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Exhibit 5.1

22 Grenville Street St Helier Jersey JE4 8PX Channel Islands T +44 1534 676 000 F +44 1534 676 333 mourantozannes.com

FORM OF OPINION
Velti plc
First Floor
28-32 Pembroke Street Upper
Dublin 2
Republic of Ireland

[    •    ] 2010

Our ref:    3000556/WILLI/MdFJ/2397156/5

Dear Sirs

Velti plc (the Company)

Registration of Shares under the US Securities Act of 1933, as amended (the Securities Act)

We have acted as the Company's Jersey legal advisers in connection with the offering by the Company of the Primary Shares (as defined below) and the registration of up to [    •    ] ordinary shares of £0.05 each in the capital of the Company (the Shares), including up to [    •    ] ordinary shares to cover any over allotments granted under the Underwriting Agreement (as defined below) under the Securities Act.

Of the Shares, up to [    •    ] Shares (the Primary Shares) are being offered by the Company and up to [    •    ] Shares (the Selling Shareholder Shares) are being offered by the selling shareholders (the Selling Shareholders) identified as such in the Registration Statement (as defined below).

Pursuant to the Underwriting Agreement, the Shares will be sold to the Underwriters (as defined in the Underwriting Agreement) for resale to the members of the public in the United States as described in the Registration Statement.

The Company has asked us to provide this opinion in connection with the registration of the Shares under the Securities Act.

1.
Documents examined

(a)
For the purposes of this opinion, we have examined and relied upon the following documents:

(i)
a draft registration statement on form F-1 dated [    •    ] 2010 (the Registration Statement) relating to the registration of the Shares under the Securities Act;

Mourant Ozannes is a Jersey partnership
Partners: D J Birtwistle, M Chambers, G R P Corbin, E C Devenport, S J V Felton, S M Gould, J Harvey-Hills, T J Herbert, R A Hickling, J E Hill, M Jowitt, B H Lacey,
W. Lambert, B J Lincoln, J H Rainer, J A Richomme, G A Rigby, J D Rigby, B C Robins, J F Ruane, J P Speck, M Stone, A J R Syvret, M Temple, J C Walker.
Consultant: A R Binnington, I C James.

  (ii)
  a draft underwriting agreement relating to the Shares dated [    •    ] 2010 (the Underwriting Agreement) between the Company, the Selling Shareholders and Jefferies & Company, Inc as representative of the Underwriters;

  (iii)
  minutes of meetings of the board of directors of the Company (or a committee thereof) at which the directors approved (among other things) the allotment of the Shares;

  (iv)
  written resolutions of the shareholders of the Company and the minutes of a meeting of the shareholders of the Company pursuant to which the shareholders authorised the directors to allot the Shares free of the pre-emption rights contained in the Company's articles of association;

  (v)
  the Company's certificates of incorporation and memorandum and articles of association;

  (vi)
  a consent to issue shares dated 28 October 2009 issued to the Company by the Jersey Financial Services Commission under the Control of Borrowing (Jersey) Order 1958; and

  (vii)
  an extract of the Company's register of members dated the date of this opinion which shows the number of shares held by each Selling Shareholder.

  (b)
  For the purposes of this opinion, we have, with the Company's consent, relied upon certificates and other assurances of directors and other officers of the Company as to matters of fact, without having independently verified such factual matters.

  (c)
  In this opinion, non-assessable means, in relation to a Share, that the purchase price for which the Company agreed to issue that Share has been paid in full to the Company, so that no further sum is payable to the Company by any holder of that Share in respect of the purchase price of that Share.

2.
Assumptions

For the purposes of giving this opinion we have assumed:

  (a)
  the authenticity, accuracy, completeness and conformity to original documents of all copy documents and certificates of officers of the Company examined by us;

  (b)
  the signatures on all documents examined by us are the genuine signatures of persons authorised to execute or certify such documents;

  (c)
  the accuracy and completeness in every respect of all certificates of directors or other officers of the Company given to us for the purposes of giving this opinion and that (where relevant) such certificates would be accurate if they had been given as of the date hereof;

  (d)
  that the directors have not exceed, and the allotment of the Primary Shares will not cause to be exceed, any applicable allotment authority conferred on the directors by the shareholders;

  (e)
  the Company has received in full the purchase price (which in no case was less than the par value of the Shares) for which the Company agreed to issue the Selling Shareholder Shares;

  (f)
  that in approving the Company's entry into the Underwriting Agreement and the transactions contemplated by it, the directors of the Company were acting in the best interests of, and for a proper purpose of, the Company;

  (g)
  that the Company is not insolvent or unable to pay its debts as they fall due and will not become insolvent or unable to pay its debts as they fall due as a result of its entry into the Underwriting Agreement and the transactions contemplated by it;

  (h)
  that words and phases used in the Registration Statement have the same meaning and effect as they would if the Registration Statement were governed by Jersey law;

  (i)
  that there is no provision of any law (other than Jersey law) that would affect anything in this opinion;

  (j)
  that where any Selling Shareholder Shares were issued pursuant to an a award made under any of the Company's share plans, that share plan was duly adopted by the Company and the award was made, and the Selling Shareholder Shares were issued, in accordance with the rules of that share plan; and

  (k)
  that no other event occurs after the date hereof which would affect the opinions herein stated.

3.
Opinion

  As a matter of Jersey law, and based on, and subject to, the foregoing and the qualifications mentioned below, we are of the opinion that:

  (a)
  the Selling Shareholder Shares to be sold by the Selling Shareholders pursuant to the Underwriting Agreement are validly authorized, validly issued, fully paid and non-assessable;

  (b)
  the Primary Shares to be issued by the Company pursuant to the Underwriting Agreement have been validly authorized, and once (i) the Company has received in full the purchase price payable for the Primary Shares in accordance with the Underwriting Agreement, and (ii) Cede & Co. (as designee for each Underwriter) has been entered in the Company's register of members as the holder of the Primary Shares in accordance with the Company's articles of association and the Underwriting Agreement, the Primary Shares will have been validly issued, and will be fully paid and non-assessable; and

  (c)
  the statements made in respect of Jersey law in the section of the Registration Statement headed Taxation — Jersey Taxation Consequences are accurate in all material respects with respect to the tax consequences under Jersey law of the acquisition, ownership and disposition of the Shares.

4.
Qualifications

  Our opinion is subject to any matter of fact not disclosed to us and to the following qualifications:

  (a)
  under Jersey law and the Company's articles of association, there are restrictions on the transfer of shares and exercise of voting rights in certain circumstances, including the following:

  (i)
  transfers of shares may be avoided under the provisions of insolvency law, or where any criminal or illegal activity is involved, or where the transferor or transferee does not have the requisite legal capacity or authority, or where the transferee is subject to restrictions or constraints;

  (ii)
  under the Company's articles of association, the registration of a transfer of shares by a particular shareholder may be restricted if that shareholder has failed to disclose his interest in shares in the Company after having been served with notice by the Company requesting such disclosure;

  (iii)
  under the Company's articles of association, the board of directors of the Company may decline to register certain transfers of shares;

  (iv)
  after the declaration of the property of the Company en désastre or the commencement of the insolvent winding up of the Company, a transfer of shares in the Company is void without the sanction of the Viscount or (as the case may be) the liquidator;

  (v)
  a company or the Jersey court may impose restrictions on the transferability and other rights of shares held by persons who do not comply with the company's proper enquiries, under the company's articles of association (if they so provide), concerning the ownership of shares; and

  (vi)
  there may be circumstances in which a holder of shares is obliged to transfer those shares under the provisions of the Companies (Jersey) Law 1991 (for example, following the implementation of a takeover when minority shareholders are compulsorily bought out or following the implementation of a scheme of arrangement) and once a holder of shares becomes obliged to make such a transfer, the holder may not transfer to another person;

  (b)
  shareholders can make arrangements outside the Company's constitutional documents in respect of restrictions on transfer or pre-emptive rights relating to shares, about which we express no opinion; and

  (c)
  the obligations of the Company under, or in respect of, the Shares will be subject to any law from time to time in force relating to bankruptcy, insolvency, liquidation, reorganisation or administration or any other law or legal procedure affecting generally the enforcement of creditors' rights.

5.
Jersey law

  This opinion is limited to matters of, and is interpreted in accordance with, Jersey law as at the date of this opinion. We express no opinion with respect to the laws of any other jurisdiction. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may come to our attention, or any changes in law which may occur, after the date of this opinion.

6.
Benefit of opinion

(a)
This opinion is only addressed to, and for the benefit of, the Company. It is given solely in connection with the registration of the Shares under the Securities Act. This opinion may not, without our prior written consent, be transmitted or disclosed to, or used or relied upon by, any other person (including, without limitation, any holder of, or holder of beneficial interests in, any Shares) or be relied upon for any other purpose whatsoever.

(b)
We consent to the filing of a copy of this opinion as Exhibits 5.1 and 8.1 to the Registration Statement and to reference to us being made in the paragraph of the Registration Statement headed Legal Matters. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

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  Exhibit 5.1